Exhibit 99.1

News Release

For Immediate Release 06/22/06

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., Chief Financial Officer

713-622-3311 www.atpog.com

ATP Expands Credit Facility, Reduces Interest Rate

HOUSTON – June 22, 2006 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has expanded and improved the terms of its Senior Secured Credit Facility by increasing the credit facility size from $350 million to $525 million and reducing the interest rate:

•	Decreasing the interest rate from LIBOR plus 5.5% to LIBOR plus 3.25%

•	Adding provisions that allow ATP if it so chooses to repurchase its own shares in the open market

•	Amending covenants within the credit facility to provide additional flexibility to ATP.

T. Paul Bulmahn, ATP’s Chairman and President said, “Our continued successful execution of our business plan has allowed us to expand the facility, improve its terms and further reduce our overall cost of capital. The reception of the investment community to our transaction reflects their continued confidence in the company as participation was well over-subscribed. The added financial flexibility and resources will enable ATP to fund development activities at its newly acquired and existing properties, and will enhance ATP’s ability to continue making strategic acquisitions. It also provides to the company the flexibility to address other elements of the capital structure in our continuing efforts to reduce our overall cost of capital.”

Recently acquired properties with logged hydrocarbons from previously drilled wells at Mississippi Canyon (“MC”) Mirage (MC Block 941) and Morgus (MC Block 942) are planned for joint development. Green Canyon 37, also with identified and logged hydrocarbons, was acquired in the March 2006 lease sale. ATP is reviewing its options concerning Oasis (MC Block 943) which is an exploratory opportunity with seismic amplitudes which greatly resemble discoveries nearby. All of the properties are being added to ATP’s drilling and development program.

Credit Suisse Securities (USA) LLC acted as sole lead arranger for the financing.

About ATP Oil & Gas Corporation

ATP Oil & Gas is a development and production company of natural gas and oil in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

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ATP Oil & Gas Corporation 4600 Post Oak Place Suite 200 Houston, TX 77027 www.atpog.com